UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): February 1, 2012

INFRASTRUCTURE DEVELOPMENTS CORP.

(Exact name of registrant as specified in its charter)

Nevada	000-52936	27-1034540
(State or other jurisdiction	(Commission	(IRS Employer
of Incorporation)	File Number)	Identification No.)

299 S. Main Street, 13th floor, Salt Lake City, Utah  84111

(Address of principal executive offices)  (Zip Code)

Registrant’s telephone number, including area code: (801) 488-2006

n/a

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐   Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐   Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐   Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐   Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 1.01

ENTRY INTO A MATERIAL DEFINITIVE AGREEMENT

On January 11, 2012, the board of directors of Infrastructure Developments Corp. (the “Corporation”) determined that it was in the best interests of the Corporation to enter into a Share Exchange Agreement with InterMedia Development Corporation ("InterMedia") whereby the Corporation is to acquire 100% of the outstanding shares of InterMedia’s common stock from InterMedia's shareholders in exchange for an aggregate of 84,000,000 shares of the Corporation's common stock. The Corporation, InterMedia, and InterMedia's shareholders entered into the Agreement (dated January 11, 2012) on February 1, 2012. As a result of closing the transaction the InterMedia shareholders will hold approximately 21.5% of our issued and outstanding common stock. The parties expect to amend the closing date of the Agreement to close the Agreement in April of 2012.

As an obligation to consummate the closing of the Agreement, the Corporation will initiate two private placements to raise a minimum of $300,000 within six months and an additional minimum of $400,000 within twelve months of closing the Agreement. If the Corporation fails to raise the minimum amounts, the Corporation will be required to issue an additional 20,000,000 shares and may be required to issue an additional 90,000,000 shares, respectively.

InterMedia is a media production company and defense contractor based in Fairfax, Virginia.

There is no material relationship between the Corporation or its affiliates and InterMedia or its affiliates other than in respect of the Agreement.

A copy of the Agreement is attached hereto as Exhibit 10. All references to the Agreement are qualified, in their entirety, by the text of the Agreement.

ITEM 5.03

AMENDMENTS TO ARTICLES OF INCORPORATION OR BYLAWS; CHANGE IN FISCAL YEAR

On February 6, 2012, the board of directors of the Corporation made the determination to change the Corporation's fiscal year end from June 30 to December 31. The report covering the transition period will be filed on Form 10-K for the six-month period between June 30, 2011 and December 31, 2012.

ITEM 9.01

FINANCIAL STATEMENTS AND EXHIBITS

The following exhibit is attached as part of this report:

Exhibit

No.

Description

10

Share Exchange Agreement with InterMedia Development Corporation (dated January 11, 2012) entered into on February 1, 2012.

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SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

 Date: February 13, 2012

Infrastructure Developments Corp.

/s/ Thomas R. Morgan

Name: Thomas R. Morgan

Title: Chief Executive Officer and Director

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